     As filed with the Securities and Exchange Commission on May 31, 2001.
                                                  Registration No. 333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                              -------------------

                             AIRSPAN NETWORKS INC.
             (Exact name of registrant as specified in its charter)

          Washington                                    75-2743995
(State or other jurisdiction of                      (I.R.S. Employer
 incorporation or organization)                     Identification No.)

                    13450 West Sunrise Boulevard, Suite 430
                               Sunrise, FL 33323
   (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                             AIRSPAN NETWORKS INC.
                      2001 SUPPLEMENTAL STOCK OPTION PLAN
                             (Full title of plan)

                                  PTSGE Corp.
                         701 Fifth Avenue, Suite 5000
                           Seattle, Washington 98104
                                (206) 623-7580
                    (Name, address, including ZIP code, and
                    telephone number, including area code,
                             of agent for service)

                                  Copies to:
                           Christopher H. Cunningham
                                Ben O. Orndorff
                           Preston Gates & Ellis LLP
                         701 Fifth Avenue, Suite 5000
                           Seattle, Washington 98104
                                (206) 623-7580

========================================================================================================================
                                                                                 Maximum
 Title of securities         Amount to be           Maximum offering        aggregate offering           Amount of
   to be registered         registered (1)         price per unit (2)           price (2)            registration fee
------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0003
 par value per share        933,850 shares                $3.015              $2,815,557.75                $703.89
========================================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding common stock of Airspan Networks Inc. (the "Registrant").
(2) Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, based upon $3.015, the average of the high and low prices of the Registrant's common stock reported on May 30, 2001, as reported on the Nasdaq Stock Market.

                                    PART II
                          INFORMATION REQUIRED IN THE
                            REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference
         -----------------------------------------------

     The following documents are hereby incorporated by reference in this Registration Statement:

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission (the "Commission") on March 30, 2001, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

     (b) The Registrant's Proxy Statement dated April 13, 2001.

     (c) The description of the Registrant's common stock, which is contained in a registration statement filed on Form S-1/A, dated July 18, 2000, registration number 333-34514.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities
         -------------------------

     Not applicable.

Item 5.  Interests of Named Experts and Counsel
         --------------------------------------

     Legal matters in connection with the securities registered hereby were passed upon by Preston Gates & Ellis LLP, Seattle, Washington.

Item 6.  Indemnification of Directors and Officers
         -----------------------------------------

     Section 5.4 of the Registrant's Articles of Incorporation authorizes the Registrant to indemnify any present or former director or officer to the fullest extent not prohibited by the Washington Business Corporation Act ("WBCA") or other applicable law now or hereafter in force. Chapter 23B.08.510 and .570 of the WBCA authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the Securities Act.

     In addition, the Registrant maintains directors' and officers' liability insurance under which the Registrant's directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

Item 7.  Exemption from Registration Claimed
         -----------------------------------

     Not applicable.

Item 8.  Exhibits
         --------

Exhibit                             Description
-------                             -----------
   4.1  --    Airspan Networks Inc. 2001 Supplemental Stock Option Plan*
   5.1  --    Opinion of Preston Gates & Ellis LLP
  23.1  --    Consent of Preston Gates & Ellis LLP (see Exhibit 5.1)
  23.2  --    Consent of Ernst & Young

* Incorporated by reference to Exhibit 10.21 of the Annual Report on Form 10-K of the registrant, filed March 30, 2001.

Item 9.  Undertakings
         ------------

     (a) The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunrise, State of Florida, on this 30th day of May, 2001.


                                       AIRSPAN NETWORKS INC.

                                       By /s/  Eric D. Stonestrom
                                          -----------------------
                                          Eric D. Stonestrom, President and
                                          Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric D. Stonestrom and Matthew J. Desch, his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 30th day of May, 2001.

/s/ Eric D. Stonestrom                              /s/ Matthew J. Desch
--------------------------------------------------  --------------------------------------------
Eric D. Stonestrom                                  Matthew J. Desch
President and Chief Executive Officer,              Chairman of the Board of Directors
Director (Principal Executive Officer)

/s/ Peter Aronstam                                  /s/ David A. Twyver
--------------------------------------------------  --------------------------------------------
Peter Aronstam                                      David A. Twyver
Chief Financial Officer (Principal Accounting       Director
and Financial Officer)

/s/ H. Berry Cash                                   /s/ Ovid Santoro
--------------------------------------------------  --------------------------------------------
H. Berry Cash                                       Ovid Santoro
Director                                            Director

/s/ Thomas S. Huseby                                /s/ Guillermo Heredia
--------------------------------------------------  --------------------------------------------
Thomas S. Huseby                                    Guillermo Heredia
Director                                            Director

            INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8
            -------------------------------------------------------

Exhibit                             Description
-------                             -----------
   4.1  --    Airspan Networks Inc. 2001 Supplemental Stock Option Plan*
   5.1  --    Opinion of Preston Gates & Ellis LLP
  23.1  --    Consent of Preston Gates & Ellis LLP (see Exhibit 5.1)
  23.2  --    Consent of Ernst & Young

* Incorporated by reference to Exhibit 10.21 of the Annual Report on Form 10-K of the registrant, filed March 30, 2001.